EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-174444, No. 333-190371 and No. 3336-199395 on Form S-8, of our reports dated April 28, 2016, relating to the consolidated financial statements and financial statement schedule of Qihoo 360 Technology Co. Ltd., and its subsidiaries, variable interest entities and variable interest entities’ subsidiaries (collectively, the “Group”) as of December 31, 2014 and 2015, and for the years ended December 31, 2013, 2014 and 2015, and the effectiveness of the Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Qihoo 360 Technology Co. Ltd. for the year ended December 31, 2015.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP
Deloitte Touche Tohmatsu Certified Public Accountants LLP
Beijing, the People’s Republic of China
April 28, 2016